Exhibit 99.1

Energy Vault Updates Fourth Quarter and Full Year 2022 Expected Revenue Results

Revises full year 2022 revenue range to $142 – $152 million from previous $75-100 million

Significant fourth quarter over-performance driven by U.S. energy storage project execution and global gravity storage territory expansions

Updated 2023 outlook to be provided concurrent with upcoming earnings results in late-February 2023

LUGANO, Switzerland & WESTLAKE VILLAGE, Calif. – January 18, 2023 – Energy Vault Holdings, Inc. (NYSE: NRGV) ("Energy Vault" or the “Company”), a leader in sustainable, grid-scale energy storage solutions, today announced updated fourth quarter and full year 2022 expected revenue results for its fiscal year ended December 31, 2022.

For the full year 2022, Energy Vault expects total revenue of $142 to $152 million, ahead of the Company’s previously communicated full year 2022 guidance of $75 to $100 million. The revised guidance implies expected fourth quarter 2022 revenue of between $96 and $106 million, compared to $29 to $54 million previously required to meet its full year 2022 forecast following the reporting of third quarter 2022 results.

Higher than forecasted results for full year 2022 were driven by project and supply chain execution ahead of schedule for previously announced battery energy storage systems (BESS) in the United States as well as territory expansions in Europe and the Middle East for the Company’s gravity energy storage systems (GESS).

Robert Piconi, Energy Vault’s Chairman and CEO commented, “The Energy Vault team closed the quarter well, demonstrating our collective enterprise focus on delivering for customers while capping off a successful first deployment year of growth and expansion.  Despite the industry and supply chain pressures, our team demonstrated laser focus on the critical path of execution, reflecting the prioritization that Energy Vault received from suppliers during the quarter due to our commercial growth and strong global relationships.  On our earnings call to be scheduled for late-February, we look forward to reviewing our full year 2022 results in greater detail and providing an update on the activity positively impacting our 2023 outlook.”

About Energy Vault

Energy Vault® develops and deploys utility-scale energy storage solutions designed to transform the world's approach to sustainable energy storage. The company's comprehensive offerings include proprietary gravity-based storage, battery storage, and green hydrogen energy storage technologies. Each storage solution is supported by the Company’s hardware technology-agnostic energy management system software and integration platform. Unique to the industry, Energy Vault’s innovative technology portfolio delivers customized short-and-long-duration energy storage solutions to help utilities, independent power producers, and large industrial energy users significantly reduce levelized energy costs while maintaining power reliability. Utilizing eco-friendly materials with the ability to integrate waste materials for beneficial reuse, Energy Vault’s EVx™ gravity-based energy storage technology is facilitating the shift to a circular economy while accelerating the global clean energy transition for its customers. Please visit www.energyvault.com for more information.

Forward-Looking Statements

This press release includes forward-looking statements that reflect the Company’s current views with respect to, among other things, the Company’s operations and financial performance. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will” and other similar expressions. We base these forward-looking statements or projections on our current expectations, plans and assumptions, which we have made in light of our experience in our industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at the time. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These forward-looking statements are only predictions based upon our current expectations and projections about future events. These forward-looking statements involve significant risks and uncertainties  that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including changes in our strategy, expansion plans, customer opportunities, future operations, future financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of our business model and growth strategy; our ability to develop and maintain our brand and reputation; developments and projections relating to our business, our competitors, and industry; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; expectations regarding the time during which we will be an emerging growth company under the JOBS Act; our future capital requirements and sources and uses of cash; our ability to obtain funding for our operations and future growth; our business, expansion plans and opportunities and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws. You should not place undue reliance on our forward-looking statements.

Financial Disclosure Advisory

All financial data in this press release reflects expected preliminary results and represents the most current information available to the Company’s management, as financial closing procedures for the year ended December 31, 2022 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the year or quarter ended December 31, 2022 and actual results may differ materially from these estimates as a result of the completion of normal year-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and review of the Company’s financial statements for the year ended December 31, 2022 and the subsequent occurrence or identification of events prior to the formal issuance of full-year financial results.

Energy Vault Contacts

Investors

energyvaultIR@icrinc.com

Media

media@energyvault.com